Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Berkshire Hathaway Inc.
Berkshire Hathaway Finance Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate(1)	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities of Berkshire Hathaway Inc.	Rule 457(r)

Fees to Be Paid	Debt	Debt Securities of Berkshire Hathaway Finance Corporation	Rule 457(r)

Fees to Be Paid	Debt	Guarantee of Berkshire Hathaway Inc. of Debt Securities of Berkshire Hathaway Finance Corporation(2)	Rule 457(r)	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due

(1)
An indeterminate aggregate initial offering price of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. In accordance with Rule 456(b) and 457(r), the registrant is deferring payment of all of the registration fees and will pay such fees on a pay-as-you-go-basis.

(2)	Pursuant to Rule 457(n) under the Securities Act, no separate registration fee for the guarantee is payable.

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